As filed with the Securities and Exchange Commission on April 25, 2019
Registration Statement No. 333‑__________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S‑3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
ALLETE, Inc.
(Exact name of registrant as specified in its charter)

Minnesota	41‑0418150
(State of incorporation or organization)	(I.R.S. Employer Identification No.)
30 West Superior Street
Duluth, Minnesota 55802‑2093
(218) 279‑5000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

ALAN R. HODNIK	BETHANY M. OWEN	ROBERT J. ADAMS
Chairman and	President	Senior Vice President and
Chief Executive Officer	30 West Superior Street	Chief Financial Officer
30 West Superior Street	Duluth, Minnesota 55802‑2093	30 West Superior Street
Duluth, Minnesota 55802‑2093	(218) 279‑5000	Duluth, Minnesota 55802‑2093
(218) 279‑5000		(218) 279‑5000

MARGARET A. THICKENS, Esq.	THOMAS P. GIBLIN, JR., Esq.
Vice President, Chief Legal Officer	Morgan, Lewis & Bockius LLP
and Corporate Secretary	101 Park Avenue
30 West Superior Street	New York, New York 10178-0060
Duluth, Minnesota 55802‑2093	(212) 309-6000
(218) 279‑5000
(Names and addresses, including zip codes, and telephone numbers, including area codes, of agents for service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by market conditions and other factors.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
If this Form is a post‑effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
If this Form is a registration statement pursuant to General Instruction I.D. or a post‑effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act of 1933, check the following box.
If this Form is a post‑effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act of 1933, check the following box.
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934:
Large accelerated file       ☒                                                       Accelerated filer        ☐
Non-accelerated filer        ☐                                                       Smaller reporting company    ☐        Emerging growth company    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee (3)
Common Stock, without par value	3,813,101 Shares	$79.28	$302,302,647.28	$9,608.74
(1)
In addition, pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers such additional securities as may become deliverable as a result of stock splits, stock dividends, split-ups, recapitalizations or similar transactions, in accordance with the provisions of the Plan.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 on the basis of the average of the high and low prices for the common stock of ALLETE, Inc. as reported on the New York Stock Exchange composite tape on April 22, 2019.

(3)
Pursuant to Rule 415(a)(6) under the Securities Act of 1933, 2,813,101 shares of ALLETE, Inc.’s common stock registered hereunder are unsold securities previously registered on Registration Statement No. 333-211075 filed on May 3, 2016 (the “Prior Registration Statement”). Pursuant to Rule 415(a)(6) under the Securities Act of 1933, the $15,600.19 filing fee previously paid in connection with such unsold securities will continue to be applied to such unsold securities. The amount of the registration fee in the “Calculation of Registration Fee” table relates to the additional 1,000,000 shares of ALLETE, Inc.’s common stock being registered hereunder. As a result, a filing fee of $9,608.74 is being paid herewith. Pursuant to Rule 415(a)(6) under the Securities Act of 1933, the offering of unsold securities under the Prior Registration Statement will be deemed terminated as of the date of effectiveness of this Registration Statement.

P R O S P E C T U S

3,813,101 Shares of Common Stock
(Without Par Value)
Invest Direct® is ALLETE, Inc.’s (“ALLETE”) direct stock purchase and dividend reinvestment plan. Invest Direct provides investors with a convenient method of acquiring shares of ALLETE common stock through cash payments and reinvestment of dividends.
At ALLETE’s option, common stock will be obtained through purchases of newly-issued shares, directly from ALLETE or through open market purchases of shares or in privately negotiated transactions. The price per share for newly-issued shares will be the closing price of ALLETE common stock on the New York Stock Exchange on the applicable investment date (or the next preceding day on which the New York Stock Exchange is open, if it is closed on the investment date). Shares purchased on the open market or in negotiated transactions will have a price per share equal to the weighted average price (excluding any related brokerage fees, commissions or other service charges) at which such shares were purchased by the independent agent during the applicable investment period. See “The Plan–Source and Price of Purchased Shares” on page 7 for additional information.
If you are currently participating in the plan, you will remain enrolled in the plan and you do not have to take any action unless you wish to terminate your participation or change your election in the plan.
ALLETE’s principal executive offices are located at 30 West Superior Street, Duluth, Minnesota 55802‑2093, telephone number (218) 279‑5000.
See the discussion of risk factors, if any, contained in ALLETE’s annual, quarterly and current reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, which are incorporated by reference into this prospectus, to read about certain factors you should consider before purchasing any of the securities being offered.
ALLETE’s common stock is listed on the New York Stock Exchange and trades under the symbol “ALE.”
You should keep this prospectus for future reference. You are encouraged to read this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

_______________________________________________________________________________________________________________________________________

The date of this prospectus is April 25, 2019.

TABLE OF CONTENTS

Where You Can Find More Information	1
Incorporation by Reference	1
Forward-Looking Statements	1
ALLETE, Inc.	3
The Plan	3
Purpose of Invest Direct	3
Advantages	3
Disadvantages	3
Eligibility and Enrollment	4
Plan Administration	4
Contacting the Plan Administrator; Information Available Through the Internet	5
Reinvestment of Cash Dividends	5
Optional Cash Payments	6
Timing of Share Purchases	6
Source and Price of Purchased Shares	7
Safekeeping	8
Optional Mail Loss Insurance	8
Transfer or Gift of Shares	8
Shares Pledged	8
Shareholder Voting	8
Sale of Shares	9
Direct Registration System	10
Withdrawal from the Plan	10
Statements of Account; Shareholder Communications	11
Costs under the Plan	11
Rights Offering and Stock Split	11
Liability	11
Modification or Termination of Plan; Termination of Participants; Governing Law	13
United States Federal Income Tax Consequences	13
Dividend Reinvestment	13
Other Purchases	13
Sales	13
Cost Basis	14
Tax Reporting	14
Withholding	14
Non-U.S. Persons	14
Description of Common Stock	14
Use of Proceeds	15
Experts	15
Legal Opinions	16
Exhibit A	1

- i -

WHERE YOU CAN FIND MORE INFORMATION
ALLETE files annual, quarterly and other reports and other information with the Securities and Exchange Commission (“SEC”).
In addition, the SEC maintains a website (www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including ALLETE. ALLETE also maintains a website (www.allete.com). Information contained on ALLETE’s website does not constitute part of this prospectus.
INCORPORATION BY REFERENCE
The SEC allows ALLETE to “incorporate by reference” the information that ALLETE files with the SEC, which means that ALLETE may, in this prospectus, disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. ALLETE is incorporating by reference the documents listed below and any future filings ALLETE makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until this offering is terminated. Information that ALLETE files in the future with the SEC will automatically update and supersede this information.

•	ALLETE’s Annual Report on Form 10‑K for the year ended December 31, 2018; and

•
ALLETE’s Current Reports on Form 8-K filed with the SEC on January 16, 2019, February 4, 2019, February 8, 2019 (other than any documents or portions of documents not deemed to be filed), February 14, 2019, March 6, 2019, March 27, 2019 and April 5, 2019.

You may request a copy of these documents, at no cost to you, by writing or calling:
Shareholder Services
ALLETE, Inc.
30 West Superior Street
Duluth, Minnesota 55802-2093
Telephone: (218) 355-5974
Fax: (218) 355-3802
e-mail: shareholder@allete.com

Upon request, ALLETE will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus.
FORWARD-LOOKING STATEMENTS
Statements in this prospectus that are not statements of historical facts are considered “forward-looking” and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such forward-looking statements have been made in good faith and are based on reasonable assumptions, there can be no assurance that the expected results will be achieved. Any statements that express, or involve discussions as to, future expectations, risks, beliefs, plans, objectives, assumptions, events, uncertainties, financial performance, or growth strategies (often, but not always, through the use of words or phrases such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “projects,” “likely,” “will continue,” “could,” “may,” “potential,” “target,” “outlook” or words of similar meaning) are not statements of historical facts and may be forward-looking.
In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, we are providing this cautionary statement to identify important factors that could cause our actual results to differ materially from those indicated in forward-looking statements made by or on behalf of ALLETE in this prospectus or any supplement to this prospectus, in presentations, on our website, in response to questions or otherwise. These statements are qualified in their entirety by reference to, and are accompanied by, the following important factors, in addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements, that could cause our actual results to differ materially from those indicated in the forward-looking statements:

•	our ability to successfully implement our strategic objectives;

•	global and domestic economic conditions affecting us or our customers;

•	changes in and compliance with laws and regulations;

•	changes in tax rates or policies or in rates of inflation;

•	the outcome of legal and administrative proceedings (whether civil or criminal) and settlements;

•	weather conditions, natural disasters and pandemic diseases;

•	our ability to access capital markets and bank financing;

•	changes in interest rates and the performance of the financial markets;

•	project delays or changes in project costs;

•
changes in operating expenses and capital expenditures and our ability to raise revenues from our customers in regulated rates or contract price increases at our Energy Infrastructure and Related Services businesses;

•	the impacts of commodity prices on ALLETE and our customers;

•	our ability to attract and retain qualified, skilled and experienced personnel;

•	effects of emerging technology;

•	war, acts of terrorism and cybersecurity attacks;

•	our ability to manage expansion and integrate acquisitions;

•	population growth rates and demographic patterns;

•	wholesale power market conditions;

•
federal and state regulatory and legislative actions that impact regulated utility economics, including our allowed rates of return, capital structure, ability to secure financing, industry and rate structure, acquisition and disposal of assets and facilities, operation and construction of plant facilities and utility infrastructure, recovery of purchased power, capital investments and other expenses, including present or prospective environmental matters;

•	effects of competition, including competition for retail and wholesale customers;

•	effects of restructuring initiatives in the electric industry;

•	the impacts on our Regulated Operations segment of climate change and future regulation to restrict the emissions of greenhouse gases;

•	effects of increased deployment of distributed low-carbon electricity generation resources;

•	the impacts of laws and regulations related to renewable and distributed generation;

•	pricing, availability and transportation of fuel and other commodities and the ability to recover the costs of such commodities;

•	our current and potential industrial and municipal customers’ ability to execute announced expansion plans;

•	real estate market conditions where our legacy Florida real estate investment is located may not improve;

•	the success of efforts to realize value from, invest in, and develop new opportunities in, our Energy Infrastructure and Related Services businesses; and

•
factors affecting our Energy Infrastructure and Related Services businesses, including unanticipated cost increases, changes in legislation and regulations impacting the industries in which the customers served operate, the effects of weather, creditworthiness of customers, ability to obtain materials required to perform services, and changing market conditions

Additional disclosures regarding factors that could cause our results or performance to differ from those anticipated by this prospectus are set forth in the discussion of risk factors, if any, contained in our annual, quarterly and current reports filed with the SEC under the Securities Exchange Act of 1934, which are incorporated by reference into this prospectus. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which that statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all of these factors, nor can we assess the impact of each of these factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement. Readers are urged to carefully review and consider the various disclosures in ALLETE’s reports and other information incorporated by reference herein and made by us in this prospectus that attempt to identify the risks and uncertainties that may affect our business.

ALLETE, INC.
At December 31, 2018, ALLETE was comprised of three business segments:
Regulated Operations includes our regulated utilities, Minnesota Power, an operating division of ALLETE, Inc., and Superior Water, Light and Power Company (SWL&P), as well as our investment in American Transmission Company LLC, a Wisconsin-based regulated utility that owns and maintains electric transmission assets in parts of Wisconsin, Michigan, Minnesota and Illinois. Minnesota Power provides regulated utility electric service in northeastern Minnesota to approximately 145,000 retail customers. Minnesota Power also has 16 non-affiliated municipal customers in Minnesota. SWL&P is a Wisconsin utility and a wholesale customer of Minnesota Power. SWL&P provides regulated electric, natural gas and water service in northwestern Wisconsin to approximately 15,000 electric customers, 13,000 natural gas customers and 10,000 water customers. Our regulated utility operations include retail and wholesale activities under the jurisdiction of state and federal regulatory authorities.
ALLETE Clean Energy, Inc. focuses on developing, acquiring, and operating clean and renewable energy projects. ALLETE Clean Energy, Inc. and subsidiaries (ACE) currently owns and operates, in four states, approximately 545 megawatts of nameplate capacity wind energy generation that is contracted under power sales agreements of various durations. ACE also engages in the development of wind energy facilities to operate under long-term power sales agreements or for sale to others upon completion.
U.S. Water Services, Inc. provides integrated water management for industry by combining chemical, equipment, engineering and service for customized solutions to reduce water and energy usage, and improve efficiency.
On March 27, 2019, ALLETE announced that its subsidiary, ALLETE Enterprises, Inc., completed the previously announced sale of the common stock of its subsidiary, Global Water Services Holding Company, Inc., the parent company of U.S. Water Services, Inc., to a subsidiary of Kurita Water Industries Ltd. ALLETE received approximately $268 million in cash at closing, net of transaction costs. This amount is subject to adjustment for finalization of such items as estimated working capital.
Corporate and Other is comprised of BNI Coal, Ltd. d/b/a BNI Energy, our coal mining operations in North Dakota, our investment in Nobles 2 Power Partners, LLC, ALLETE Properties LLC and its subsidiaries, our legacy Florida real estate investment, other business development and corporate expenditures, unallocated interest expense, a small amount of non-rate base generation, approximately 4,000 acres of land in Minnesota, and earnings on cash and investments.
THE PLAN
The terms of the Invest Direct plan are set forth as follows. The fees under the Invest Direct plan, as set forth on Exhibit A, Investment Summary and Fees, will become effective August 1, 2019.
Purpose of Invest Direct
The purpose of the Invest Direct plan is to provide investors with a convenient way to purchase shares of ALLETE common stock and to reinvest all or a portion of the cash dividends paid on an investor’s holdings of ALLETE common stock in additional shares of common stock. When shares of common stock purchased under the plan are acquired directly from ALLETE, ALLETE will receive additional equity funds which are expected to be used for general corporate purposes as described in “Use of Proceeds.”
Advantages
Some of the advantages of the plan include:

•	The plan provides a convenient way to purchase ALLETE common stock.

•	You may choose to have cash dividends payable on all or a portion of your shares of ALLETE common stock reinvested.

•	You may make optional cash investments in ALLETE common stock.

•	Common stock certificates may be deposited with the plan for safekeeping.

Disadvantages
Some of the disadvantages of the plan include:

•
You will not be able to precisely time your purchases and sales through the plan; therefore you will bear the market risk associated with fluctuations in the price of ALLETE common stock pending investment or sale.

•	No interest is paid on cash dividends to be reinvested, initial cash investments or optional cash investments received by the plan.

Eligibility and Enrollment

If you are currently participating in the plan, you will remain enrolled in the plan and you do not have to take any action unless you wish to terminate your participation or change your election in the plan.
You are eligible, whether or not you own ALLETE common stock, to join the plan, provided that:

1)	you properly enroll in the plan; and

2)	your participation in the plan would not violate securities or other laws of the state, territory or country where you reside that are applicable to ALLETE, the plan or you.
We reserve the right to restrict participation in the plan if we believe that your participation may be contrary to the general intent of the plan or in violation of applicable law.
Shareholders of ALLETE common stock with shares registered in their own names may join the plan by returning a completed Account Authorization Form to the plan administrator. If your shares of ALLETE common stock are registered in the name of a broker, bank, or other intermediary account, you can instruct the broker, bank, or intermediary to register some or all of your shares directly in your name, and you can then join the plan with those shares by returning a completed Account Authorization Form to the plan administrator. An Account Authorization Form may be obtained online at shareowneronline.com or by contacting the plan administrator as provided under “Contacting the Plan Administrator; Information Available Through the Internet” on page 5.
Other eligible investors may participate in the plan by making a minimum initial cash investment to purchase ALLETE common stock through the plan and by obtaining from, and returning to, the plan administrator a completed Account Authorization Form.
The minimum initial cash investment is $250. We will waive the minimum initial cash investment requirement for investors who commit to optional cash investments of at least $50 per month via automatic cash withdrawal from their bank for at least a five-month period. The minimum initial cash investment for custodial accounts is $50. Interest will not be paid on any initial cash investments held pending investment in the plan. See “Timing of Share Purchases” on page 6. A refund request must be received in writing by the plan administrator not less than two (2) trading days before such amount is to be invested.
The laws of certain jurisdictions require that shares of ALLETE common stock offered under the plan to persons who are not presently record holders of common stock can be offered only through a registered broker‑dealer. Also, the laws of certain jurisdictions prohibit the offer or sale of shares of common stock offered under the plan to persons other than ALLETE’s employees, executives, consultants, existing shareholders and lenders. We will not make offers or sales in those jurisdictions unless we have satisfied the requirements of the securities laws applicable to the operation of the plan.
Plan Administration
Equiniti Trust Company d/b/a EQ Shareowner Services, as plan administrator, administers the plan for you, keeps records and performs other duties relating to the plan. The responsibilities of EQ Shareowner Services in connection with the administration of the plan are administrative in nature.
If the plan purchases shares on the open market, the plan administrator will select a broker to make purchases on your behalf in buying such shares. A broker will also sell plan shares on behalf of participants. EQ Shareowner Services, as plan administrator, holds shares acquired under the plan and shares deposited into the plan for safekeeping. EQ Shareowner Services may resign as plan administrator at any time upon the appointment of a successor.

Contacting the Plan Administrator; Information Available Through the Internet
All questions, requests for the various forms referred to in this prospectus and other communications concerning Invest Direct should be directed to the plan administrator at:
EQ Shareowner Services
P.O. Box 64856
St. Paul, MN 55164-0856

EQ Shareowner Services
1110 Centre Pointe Curve, Suite 101
Mendota Heights, MN 55120-4100
(address for certified and overnight delivery)

Telephone: (800) 535-3056 Toll-Free
(651) 450-4064 Outside the United States

e-mail: shareowneronline.com and select Contact Us
shareowneronline.com

Information about ALLETE and the plan is also available through ALLETE’s website www.allete.com. Information contained on ALLETE’s website does not constitute part of this prospectus.
Reinvestment of Cash Dividends
Through the plan, you may reinvest all or a portion of cash dividends earned on your shares (whether held in certificate form, through ALLETE’s direct registration system, or in your plan account) to purchase additional shares of ALLETE common stock. You also have the option to receive the full dividend in a cash payment. The available options are:

1)
Full dividend reinvestment — All cash dividends payable on shares held in the plan, along with any shares held in physical certificate form or through book-entry Direct Registration Shares (''DRS''), will be used to purchase additional shares. The participant will not receive cash dividends from ALLETE; instead, all dividends will be reinvested. Whole and fractional shares will be allocated to the plan account.

2) Partial dividend reinvestment by percentage — A participant may elect to reinvest a portion of the dividend and receive the remainder in cash. The percentage elected will be applied to the total shares held in the plan, along with any shares held in physical certificate form or held through book-entry DRS. A participant may elect percentages from 10% - 90%, in increments of 10%. The cash portion of dividends will be sent by check unless the participant has elected to have those dividends deposited directly to a designated bank account.
An example of partial reinvestment by percentage: A participant has a total of 150 shares; 120 shares are held in the plan, 15 in physical certificate form and 15 shares in book entry DRS. The participant chooses to have 50% of the total dividend reinvested. This will equate to 75 shares having dividends reinvested and 75 shares having dividends paid in cash.

3)
Cash dividends — All dividends payable to the participant will be paid in cash. This includes the dividend payable on all shares held in the plan, any shares held in physical certificate form or held through book-entry DRS. The participant’s dividend payment will be sent by check unless the participant has elected to have those dividends deposited directly to a designated bank account.

4)
Direct deposit of cash dividends — For electronic direct deposit of any dividend funds, contact the plan administrator to request a Direct Deposit of Dividends Authorization Form. The participant should include a voided blank check or blank savings deposit slip from the bank account for which to set up direct deposit. If the shares are jointly owned, all owners must sign the form.

If you do not indicate an investment option on the Account Authorization Form, your plan account will be automatically enrolled in the “Full Dividend Reinvestment” option.
You may change your method of receiving cash dividends at any time online, by telephone, or by mailing a completed Account Authorization Form to the plan administrator. Changes received after the Dividend Record Date will be effective for the following dividend.
Dividend instructions must be received on or before a Dividend Record Date in order to be effective for the next Dividend Payment Date. If the plan administrator receives an Account Authorization Form after a Dividend Record Date, the new instructions will not take effect until the next Dividend Payment Date.

A “Dividend Payment Date” is the date on which dividends are payable on the shares of ALLETE common stock, as determined by ALLETE’s Board of Directors. The timing and amount of future dividends will depend on earnings, cash requirements, the financial condition of ALLETE and its subsidiaries, applicable government regulations and other factors deemed relevant by the ALLETE Board of Directors. These dates are normally the first day of March, June, September and December.
A “Dividend Record Date” is the date on which shareholders, including plan participants, must be shareholders in order to receive dividends on their shares of ALLETE common stock with respect to a particular Dividend Payment Date. Usually, the Dividend Record Date is the 15th day of the month preceding the Dividend Payment Date.
Without withdrawing from the plan, you may request the plan administrator to stop the reinvestment of any cash dividends on shares of common stock registered in your name by giving the plan administrator written notice. In order to stop the reinvestment of a cash dividend payment, the plan administrator must receive such written notice not later than the Dividend Record Date for that dividend payment.
Optional Cash Payments
After enrollment in the plan, you may purchase additional shares under the plan by:

1)	delivering to the plan administrator a Transaction Request Form and a check payable to EQ Shareowner Services; or

2)	making a request for an automatic cash withdrawal from your bank;
a) You can make a one-time automatic withdrawal from a designated checking or savings account at a qualified financial institution through shareowneronline.com; or
b) You can make regular investments with automatic monthly or semi-monthly withdrawals from a designated checking or savings account at a qualified financial institution. You can authorize automatic investments through shareowneronline.com.
Optional cash payments may vary in amount, but may not be less than $25 per payment nor more than $500,000 per calendar year. Cash, money orders, travelers’ checks or third party checks are not accepted.
The plan administrator will include a Transaction Request Form on the reverse of each Statement of Account or send one upon request.
We will not pay interest on any optional cash payments held pending investment in the plan. See “Timing of Share Purchases” below. We will not return optional cash payments made by check unless the plan administrator receives a written request no later than two (2) trading days before such amount is to be invested.
You may stop making optional cash payments at any time without withdrawing from the plan.
Timing of Share Purchases
Any initial, recurring, or one-time optional cash payment will be invested within five (5) trading days in the normal course of business, but may take up to 30 trading days in certain circumstances, except where postponement is necessary to comply with Regulation M under the Securities Exchange Act of 1934 or other applicable provisions of securities law. In making purchases for the participant’s account, the plan administrator may commingle the participant’s funds with those of other participants of the plan. Purchases are subject to certain fees. See “Costs under the Plan” on page 11, and Exhibit A, Investment Summary and Fees, to this prospectus.
Checks – To make an investment by mail, payments must be in U.S. dollars and drawn on a U.S. or Canadian financial institution. Cash, money orders, travelers’ checks or third party checks are not accepted. A refund request for an optional cash payment made by check must be received in writing by the plan administrator not less than two (2) trading days before such amount is to be invested.
Automatic investments – A participant may set up a one-time, semi-monthly or monthly automatic withdrawal from a designated bank account. The request may be submitted online, by telephone or by sending an Account Authorization Form by mail. Requests are processed and become effective as promptly as administratively possible. Once the automatic withdrawal is initiated, funds will be debited from the participant’s designated bank account on or about the 11th and/or the 25th of each month and will be invested in ALLETE common stock within five (5) trading days. Changes or a discontinuation of automatic withdrawals can be made online, by telephone or by using the Transaction Request Form on the reverse side of the participant’s statement. To be effective with respect to a particular investment date, a change request must be received by the plan administrator at least 15 trading days prior to the investment date.
Dividend Reinvestment – The plan administrator will invest ALLETE dividend funds as soon as administratively possible, and no later than 30 days, following the Dividend Payment Date.

If shares are purchased on the open market, the price at which the plan administrator shall be deemed to have acquired ALLETE common stock for the participant’s account shall be the weighted average price of all shares purchased plus the per share fees. Depending on the number of shares being purchased and current trading volumes in the shares, purchases may be executed in multiple transactions that may occur on more than one day. The broker will receive a commission on these purchases. The plan administrator will hold the common stock for the benefit of all participants together in its name or in the name of the nominee.
The plan administrator shall have no liability in connection with any inability to purchase common stock, the timing of any purchases or the value of ALLETE common stock acquired for the participant’s account.
If any optional cash payment, including payment by check or automatic withdrawal, is returned for any reason, the plan administrator will remove from the participant’s account any common stock purchased with such funds, and will sell these shares. The plan administrator may also sell additional common stock in the account to recover a returned funds fee for each optional cash payment returned unpaid for any reason and may sell additional shares as necessary to cover any market loss incurred by the plan administrator, as applicable.
Participants will not earn interest on funds held by the plan administrator. During the period that an optional cash payment is pending, the collected funds in the possession of the plan administrator may be invested in certain Permitted Investments. For purposes of this plan, “Permitted Investments” shall mean the plan administrator may hold the funds uninvested or invested in select Wells Fargo deposit products. The risk of any loss from such Permitted Investments shall be the responsibility of the plan administrator. Investment income from such Permitted Investments shall be retained by the plan administrator.
Purchases by employees, including optional cash, must be made in compliance with ALLETE’s purchase and sale of company securities policy (“Securities Policy”). In addition to other limitations, ALLETE’s Securities Policy provides that the participant may not trade in ALLETE’s common stock if in possession of material, non-public information about ALLETE
If the plan administrator receives an Account Authorization Form directing reinvestment of cash dividends on or before a Dividend Record Date, we will reinvest that dividend in shares of common stock in accordance with your instructions and credit the shares to your account. If the plan administrator receives the Account Authorization Form after the Dividend Record Date, we will pay those dividends in cash and begin reinvestment under the plan with the next dividend. The Dividend Record Dates for the payment of dividends on ALLETE common stock are customarily fifteen days before the Dividend Payment Dates. The Dividend Payment Dates usually are the first day of March, June, September and December.
For example, in the case of a common stock dividend paid by ALLETE on March 1, for which the record date was February 15:

•
If we receive an Account Authorization Form directing reinvestment on or before February 15, then we will reinvest the March 1 dividend in shares of common stock and credit those shares to your plan account.

•	If we receive an Account Authorization Form after February 15, then we will pay the March 1 dividend in cash and not begin reinvestment under the plan until the next dividend.
In all cases, we will use dividends to purchase common stock under the plan within 30 days following the related Dividend Payment Date. We will not pay interest on any cash dividends held by us pending reinvestment in the plan.
Source and Price of Purchased Shares
At ALLETE’s option, common stock will be obtained through purchases of newly‑issued shares directly from ALLETE or through open market purchases of shares or in privately negotiated transactions. The price per share for newly‑issued shares will be the closing price of ALLETE common stock on the New York Stock Exchange on the applicable Investment Date (or the next preceding day on which the New York Stock Exchange is open, if it is closed on the Investment Date). Shares purchased on the open market or in negotiated transactions will have a price per share equal to the weighted average price (excluding any related brokerage fees, commissions or other service charges) at which such shares were purchased by the broker with respect to a particular Investment Period.
Neither you, ALLETE nor any of its affiliates may exercise any control or influence over the timing, price, amount or manner of purchases of the common stock purchased by the broker.
We cannot change our determination that shares will be purchased on the open market or in negotiated transactions or directly from ALLETE more frequently than once every three months.
The number of shares purchased for your plan account with respect to any Investment Period depends upon:

1)	the amount of the cash dividends to be reinvested and optional cash payments to be invested; and

2)	the price of the shares of ALLETE common stock purchased.

In every case, available funds will be fully invested in both whole and fractional shares of ALLETE common stock (computed to three decimal places). No one can predict the number of shares that will be purchased with respect to any Investment Period, and the plan does not permit the plan administrator to honor a request that a specific number of shares be purchased.
Safekeeping
Shares of ALLETE common stock that you buy under the plan will be maintained in your account in book‑entry form.
If you hold ALLETE common stock in certificate form, you may deposit your certificate with the plan administrator for safekeeping into your plan account. Certificates representing shares to be deposited for safekeeping should be sent to the plan administrator, together with instructions to deposit the certificate. The transaction will appear on the plan account statement, and shares will be held by the plan administrator in its name or nominee name. These shares will be held until the participant sells, withdraws or terminates participation in the plan. Because the participant bears the risk of loss in sending stock certificate(s), it is recommended that the participant sends them registered, insured for at least 4% of the current market value and request a return receipt.
Optional Mail Loss Insurance
The participant is advised that choosing registered, express or certified mail alone will not provide full protection, should the certificates become lost or stolen. Mail loss insurance provides the coverage needed to replace and reissue the shares should they become lost or stolen through the mail. As the plan administrator, we can provide low-cost loss insurance for certificates being returned for conversion to book-entry form. Replacement transaction fees may also apply.
To take advantage of the optional mail loss insurance, simply include a check in the amount of $10.00, made payable to “EQ Surety Program”, along with the certificates and instructions. Choose an accountable mail delivery service such as Federal Express, United Parcel Service, DHL, Express Mail, Purolator, TNT, or United States Postal Service Registered Mail. Any one shipping package may not contain certificates exceeding a total value of $100,000. The value of certificate shares is based on the closing market price of the common stock on the trading day prior to the documented mail date.
Claims related to lost certificates under this service must be made within 60 days of the documented delivery service mail date. A copy of the certificate(s) mailed, along with proof that it was sent by trackable mail should be submitted with the claim. This is specific coverage for the purpose of converting shares to book-entry form and the surety is not intended to cover certificates being tendered for certificate breakdown or exchange for other certificates.
Transfer or Gift of Shares
To authorize a transfer or gift of ALLETE shares to another account or a new account, a participant must submit to the plan administrator a Stock Power Form with instructions to transfer ownership of shares. The Stock Power Form can be found at shareowneronline.com. For additional assistance regarding the transfer of plan shares, contact the plan administrator. The Stock Power Form will require a “Medallion Signature Guarantee” by a financial institution. A Medallion Signature Guarantee is a special guarantee for securities and may be obtained through a financial institution such as a broker, bank, savings and loan association, or credit union who participates in the Medallion Signature Guarantee program. The guarantee ensures that the individual requesting the transfer of securities is the owner of those securities. Most banks and brokers participate in the Medallion Signature Guarantee program.
If a participant’s request to transfer all plan shares in an account is received between a Dividend Record Date and Dividend Payment Date, the request will be processed and a separate dividend check will be mailed to the participant.
A participant can also gift shares from a plan account to a non-participant by making an initial cash payment to establish an account in the recipient’s name. An optional cash payment can also be submitted on behalf of an existing plan participant. If a participant’s investments or transfers are made to an existing account, dividends on the shares credited to such investments or transfers will be invested in accordance with the elections made by the existing account owner.
Shares Pledged
You may not pledge shares held in a plan account as collateral. If you wish to use plan shares as collateral, you must have those shares registered in your name by withdrawing the shares from the plan. See “Direct Registration System” on page 10.
Shareholder Voting
For each meeting of shareholders, you will receive notices of meetings, proxy statements and proxies covering the total full and fractional shares held, including shares held directly and shares held under the plan. If you complete and return a proxy, the covered shares will be voted as indicated. If you complete and return a proxy, but without instructions as to how shares are to be voted with respect to any item on the proxy, the covered shares will be voted in accordance with the recommendations of ALLETE’s Board of Directors. If you do not return a proxy, or return an unsigned proxy, the covered shares will not be voted unless you vote in person at the meeting.

Sale of Shares
Sales are usually made through a broker, who will receive trading commissions. Typically, the shares are sold through the exchange on which the common shares of ALLETE are traded. Depending on the number of ALLETE shares to be sold and current trading volume, sale transactions may be completed in multiple transactions and over the course of more than one day. All sales are subject to market conditions, system availability, restrictions and other factors. The actual sale date, time or price received for any shares sold through the plan cannot be guaranteed.
Participants may instruct the plan administrator to sell shares under the plan through a Batch Order, Market Order, Day Limit Order, Good-‘Til-Date/Canceled Limit Order or Stop Order, as described below:
Batch Order (online, telephone, mail) – The plan administrator will combine each request to sell through the plan with other plan participant sale requests for a Batch Order. Shares are then periodically submitted in bulk to a broker for sale on the open market. Shares will be sold no later than five (5) business days (except where deferral is necessary under state or federal regulations). Bulk sales may be executed in multiple transactions and over more than one day depending on the number of shares being sold and current trading volumes. Once entered, a Batch Order request cannot be canceled. If the participant does not instruct the plan administrator on the method of sale, the sale shall be made through a Batch Order.
Market Order (online or telephone) – The participant’s request to sell shares in a Market Order will be at the prevailing market price when the trade is executed. If such an order is placed during market hours, the plan administrator will promptly submit the shares to a broker for sale on the open market. Once entered, a Market Order request cannot be canceled. Sales requests submitted near the close of the market may be executed on the next trading day, along with other requests received after market close.
Day Limit Order (online or telephone) – The participant’s request to sell shares in a Day Limit Order will be promptly submitted by the plan administrator to a broker. The broker will execute as a Market Order when and if the stock reaches, or exceeds, the specified price on the day the order was placed (for orders placed outside of market hours, the next trading day). The order is automatically canceled if the price is not met by the end of that trading day. Depending on the number of shares being sold and current trading volumes, the order may only be partially filled and the remainder of the order canceled. Once entered, a Day Limit Order request cannot be canceled by the participant.
Good-‘Til-Date/Canceled (GTD/GTC) Limit Order (online or telephone) – A GTD/GTC Limit Order request will be promptly submitted by the plan administrator to a broker. The broker will execute as a Market Order when and if the stock reaches, or exceeds the specified price at any time while the order remains open (up to the date requested or 90 days for GTC). Depending on the number of shares being sold and current trading volumes, sales may be executed in multiple transactions and may be traded on more than one day. The order or any unexecuted portion will be automatically canceled if the price is not met by the end of the order period. The order may also be canceled by the applicable stock exchange or the participant.
Stop Order (online or telephone) - The plan administrator will promptly submit a participant’s request to sell shares in a Stop Order to a broker. A sale will be executed when the stock reaches a specified price, at which time the Stop Order becomes a Market Order and the sale will be at the prevailing market price when the trade is executed. The price specified in the order must be below the current market price (generally used to limit a market loss).
Sales proceeds will be net of any fees to be paid by the participant. The plan administrator will deduct any fees or applicable tax withholding from the sale proceeds. Sales processed on accounts without a valid Form W-9 for U.S. taxpayers or appropriate series of Form W-8 for non-U.S. taxpayers will be subject to federal backup withholding. This tax may be avoided by furnishing the appropriate and valid form (and any necessary attachments) prior to the sale. Forms are available online at shareowneronline.com.
A check for the proceeds of the sale of shares (in U.S. dollars), less applicable taxes and fees, will generally be mailed by first class mail as soon as administratively possible after settlement date. If a participant submits a request to sell all or part of the plan shares, and the participant requests net proceeds to be automatically deposited to a checking or savings account, the participant must provide a voided blank check for a checking account or blank savings deposit slip for a savings account. If the participant is unable to provide a voided check or deposit slip, the participant’s written request must have the participant’s Medallion Signature Guarantee from an eligible financial institution for direct deposit. Requests for automatic deposit of sale proceeds that do not provide the required documentation will not be processed and a check for the net proceeds will be issued.
A participant who wishes to sell shares currently held in certificate form may send them in for deposit to the plan administrator and then proceed with the sale. To sell shares through a broker of their choice, the participant may request the broker to transfer shares electronically from the plan account to their brokerage account.

ALLETE’s share price may fluctuate between the time the sale request is received and the time the sale is completed on the open market. The plan administrator shall not be liable for any claim arising out of failure to sell on a certain date or at a specific price. None of the plan administrator, any of its affiliates or ALLETE will provide any investment recommendations or investment advice with respect to transactions made through the plan. This risk should be evaluated by the participant and is a risk that is borne solely by the participant.
Sales by employees must be made in compliance with ALLETE’s Securities Policy. In addition to other limitations, the Securities Policy provides that the participant may not trade in ALLETE’s common stock if in possession of material, non-public information about ALLETE.
Shares held outside the plan may not be sold through the plan.
Direct Registration System
You can request to move to DRS any number of full shares credited to your plan account, and may make such request without withdrawing from the plan. There is no charge for this service. DRS permits an investor to hold ALLETE common stock as the registered owner in book‑entry registration form.
You must make a written request to the plan administrator by:

1)	completing the Transaction Request Form on the reverse side of your account statement; or

2)	submitting a letter of instruction indicating the plan account number and registration.
The request should indicate the number of shares to be moved to DRS and must be signed by all plan account owners. You must make a separate request each time a movement to DRS is requested. We process requests as soon as administratively possible after we receive them. We will continue to hold any remaining full and fractional shares in your plan account. Fractional shares cannot be moved to DRS.
Moving your shares to DRS does not automatically stop dividend reinvestment. We will continue to follow existing instructions regarding payment or reinvestment of dividends on shares moved to DRS until we receive new instructions. To make a change in method of dividend payment, you must send a completed Account Authorization Form to the plan administrator.
Withdrawal from the Plan
You may withdraw from the plan at any time by notifying the plan administrator in writing of your decision by:

1)	completing the Transaction Request Form on the reverse side of your account statement; or

2)	submitting a letter of instruction indicating the plan account number and registration.
The request should indicate that you wish to terminate participation in the plan. All plan account owners must sign the request and indicate whether they wish to move their shares to DRS or sell their shares.
As explained above, you may terminate participation in the plan either by:

1)	selling all the shares in your plan account through the plan; or

2)
moving a specific number of whole shares to DRS and selling the remaining shares through the plan. If a termination request does not specify the manner of distribution of shares, we will move the whole number of shares in that account to DRS and issue a check for the value of any remaining fractional shares.

If, during the same Investment Period, we receive an optional cash payment and a timely request to terminate participation in the plan, we will return the amount of the optional cash payment. If the request is not timely received, we will use those funds to purchase shares in accordance with the terms of the plan. Such shares will be sold and the proceeds of the sale will be returned to you. In any event, the proceeds from the sale of any shares held in that plan account will be sent to you.
Your withdrawal from the plan will stop all investment under the plan if in the case of:

1)	reinvestment of dividends, we receive notification of withdrawal not later than the Dividend Record Date for a cash dividend payment normally reinvested; and

2)	optional cash payments, we receive notification of withdrawal on or before the end of the Investment Period during which we receive the optional cash payment.
We will pay to you, without interest, any cash dividend or optional cash payment we receive for which investment has been stopped by timely notification of withdrawal from the plan.
If your account contains less than one full share, the plan administrator reserves the right to sell any fractional share remaining in the account, forward the proceeds of the sale to you, and terminate your participation in the plan.

If you sell or otherwise dispose of all the shares of common stock registered in your name in certificate form, you will not be automatically withdrawn from the plan. The plan administrator will continue to reinvest the dividends on the shares credited to your plan account until the plan administrator is notified in writing of your intent to withdraw from the plan.
Statements of Account; Shareholder Communications
You will receive quarterly a Statement of Account if there is any activity in your plan account during that quarter. In any event, you will receive a Statement of Account at least annually. In addition, you will receive a statement for the following transactions:

1)	purchase of additional shares with optional cash payments;

2)	deposit of shares into the plan for safekeeping;

3)	sale of shares held in the plan;

4)	withdrawal of plan shares;

5)	transfer of plan shares; and

6)	upon termination of the plan.
Your Statements of Account are your continuing record of the cost of shares purchased, their basis for federal income tax purposes, the proceeds of sales and the amount of dividends reportable for federal income tax purposes. Therefore, you should keep all Statements of Account for income tax purposes.
You will also receive copies of the same communications sent to all holders of ALLETE common stock, including ALLETE’s Annual Report to Shareholders, Notice of Annual Meeting and Proxy Statement and tax information for reporting dividends paid.
Statements of Account and other communications will be sent to your address on record with us. If you move, you must promptly notify us of your change of address to avoid delays in receiving up‑to‑date information.
Costs under the Plan
Prior to August 1, 2019:

•
You will not incur any brokerage fees, commissions or other charges for shares purchased for your plan account. However, if we pay any such charges, we are required to report them to the Internal Revenue Service (“IRS”) as income to you.

•
If you request that we sell shares of common stock through the plan (other than a request for the sale of less than one share), you will be charged a fee for the sale. Once per calendar year, you may sell up to 200 shares for a flat fee of $5 plus applicable taxes. If you wish to sell more than once per calendar year or more than 200 shares, you or your stockbroker may request that the shares be moved to DRS. Once you move your shares to DRS, you can place an order to sell through your stockbroker or request that we sell the shares for you outside of the plan. If we sell shares for you outside of the plan, the cost will be a flat fee of $15 and $0.05 per share sold, plus applicable taxes.

•	There are no other service charges for participating in the plan. We pay all costs of administration of the plan.
Please see Exhibit A, Investment Summary and Fees, to this prospectus, which will become effective August 1, 2019.
Rights Offering and Stock Split
A rights offering takes place if ALLETE issues to its existing shareholders the right to purchase additional shares of ALLETE common stock in proportion to the shares they already own. In a rights offering, warrants representing rights on all shares held directly by you, including those credited to your plan account, will be sent directly to you in the same manner as to shareholders not participating in the plan.
Rights based on a fractional share held in the plan will be sold by the plan administrator and the proceeds will be credited to your plan account under the plan and applied as cash dividends to purchase common stock to be credited to your plan account as of the Investment Date following the next Investment Period in which common stock is purchased with reinvested dividends.
Any shares issued in connection with a stock split on shares credited to your plan account will be added to your plan account. If you hold your plan shares outside the plan, any shares issued in connection with a stock split will be sent directly to you in the same manner as to shareholders who are not participating in the plan.
Liability
Neither ALLETE, EQ Shareowner Services as the plan administrator, nor its nominee, shall have any responsibility beyond the exercise of ordinary care for any action taken or omitted pursuant to the plan, nor shall any of them have any duties, responsibilities, or liabilities except as expressly set forth herein.

In administering the plan, neither ALLETE, EQ Shareowner Services as the plan administrator, nor any independent agent selected by the plan administrator shall be liable for any good faith act or omission to act, including, but not limited to any claim of liability:

1)
arising out of a failure to terminate a participant’s account upon such participant’s death before receipt of notice in writing of such death (all instructions and requests by an authorized representative of a participant’s estate must be accompanied by appropriate documentation and must comply with the transfer requirements of the plan and any applicable laws);

2)	with respect to the prices or times at which, or sources from which, shares are purchased or sold; or

3)
with respect to any fluctuation in market value before or after any purchase or sale of shares; buying and selling common stock are subject to investment risk. The price may fall or rise during the period between a request for investment or sale, its receipt by the plan administrator, and the ultimate transaction. Any decision to purchase or sell securities through the plan must be made by the participant based upon his or her own research and judgment. The price risk will be borne solely by the participant;

provided, however, that nothing contained herein shall be construed to affect any right to bring suit under the federal securities laws of the United States.
The plan administrator is acting solely as agent for ALLETE and owes no duties, fiduciary or otherwise, to any other person by reason of this plan, and no implied duties, fiduciary or otherwise, shall be read into this plan. The plan administrator undertakes to perform such duties and only such duties as are expressly set forth herein to be performed by it, and no implied covenants or obligations shall be read into this plan against the plan administrator or ALLETE.
In the absence of negligence or willful misconduct on its part, the plan administrator, whether acting directly or through agents or attorneys, shall not be liable for any action taken, suffered, or omitted or for any error of judgment made by it in the performance of its duties hereunder. In no event shall the plan administrator be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profit), even if the plan administrator has been advised of the likelihood of such loss or damage and regardless of the form of action.
The plan administrator shall: (i) not be required to and shall make no representations and have no responsibilities as to the validity, accuracy, value or genuineness of any signatures or endorsements, other than its own; and (ii) not be obligated to take any legal action hereunder that might, in its judgment, involve any expense or liability, unless it has been furnished with reasonable indemnity.
The plan administrator shall not be responsible or liable for any failure or delay in the performance of its obligations under this plan arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities; computer (hardware or software) or communications services; accidents; labor disputes; or acts of civil or military authority or governmental actions; it being understood that the plan administrator shall use reasonable efforts which are consistent with accepted practices in the stock investment plan industry to resume performance as soon as administratively possible under the circumstances.
The plan administrator is authorized to choose a broker, at its sole discretion to facilitate purchases and sales of ALLETE common stock by plan participants. The plan administrator will furnish the name of the registered broker, utilized in share transactions within a reasonable time upon written request from the participant.
The plan administrator may, for various reasons, require a transaction request to be submitted in writing. Contact the plan administrator to determine if a particular request, including any sales request, must be submitted in writing.
Any notice, instruction, request, election or direction that is required or permitted under the plan shall become effective when received by the plan administrator. Such notice, instruction, request, election or direction shall be mailed to the address set forth in this prospectus.
Except as otherwise expressly provided herein, participants may not sell, pledge, hypothecate or otherwise assign or transfer the participant’s account, any interest therein or any cash or shares credited to the participant’s account. No attempt at any such sale, pledge, hypothecation or other assignment or transfer shall be effective. Nothing herein shall affect a shareholder’s rights in respect to shares for which certificate(s) have been received.
You must recognize that ALLETE cannot assure you a profit, or protect you against losses, on shares purchased under the plan. The market price of ALLETE common stock can fluctuate substantially. You accept the risks as well as the benefits of the plan. You participate in the plan at your sole discretion, risk and responsibility.

Modification or Termination of Plan; Termination of Participants; Governing Law
We reserve the right to suspend, modify, amend or terminate the plan at any time and to interpret and regulate the plan as we deem necessary or desirable in connection with the operation of the plan. ALLETE will provide notice of any such suspension, modification, amendment or termination. We also reserve the right, at our sole discretion, to terminate participation in the plan if your plan account is no longer active or if your account contains less than one full share. In addition, we may terminate your participation in the plan if we believe that your participation may be contrary to the general intent of the plan or in violation of applicable law.
The terms and conditions of the plan and its operation shall be governed by and construed in accordance with the laws of the State of Minnesota.
UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
The following is a brief summary of certain U.S. federal income tax consequences of participation in the plan. This summary does not describe all of the material U.S. federal income tax considerations that may be relevant to plan participants in light of their particular circumstances or to plan participants that are subject to special rules. In addition, this summary does not address the effect of any state, local, foreign or other tax laws. This summary is based upon the Internal Revenue Code of 1986, as amended, administrative pronouncements, judicial decisions and final, temporary and proposed regulations, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. You are advised to consult your tax or financial advisor with respect to federal, state, local, foreign and other tax laws which apply to your specific situation.
Dividend Reinvestment
With respect to reinvested cash dividends used to purchase shares in the open market, a participant will be treated for federal income tax purposes as having received on the Dividend Payment Date a distribution in an amount equal to the cash reinvested, plus any brokerage fees paid by ALLETE, as applicable, to obtain the shares. That amount will be treated as dividend income to the participant to the extent of ALLETE’s current or accumulated earnings and profits, as determined for federal income tax purposes. The initial tax basis of the shares so purchased will be equal to the amount of the cash reinvested, plus any brokerage fees paid by ALLETE, as applicable.
With respect to reinvested cash dividends that are used to acquire shares of common stock directly from ALLETE, a participant will be treated for federal income tax purposes as having received on the Dividend Payment Date a distribution in an amount equal to the fair market value on that date of the full number of shares and any fractional shares purchased with the reinvested dividends. The fair market value of those shares on the Dividend Payment Date will be treated as dividend income to the participant to the extent of the current and accumulated earnings and profits of ALLETE, as determined for federal income tax purposes. The tax basis of the shares so purchased will be equal to the fair market value of those shares on the Dividend Payment Date.
Certain dividends are eligible for a reduced rate of federal income taxation for individuals (not exceeding 20%), provided that the dividend is paid with respect to shares held for more than 60 days during the 120-day period beginning 60 days before the ex-dividend date, the individual is not obligated to make related payments with respect to substantially similar or related property, and certain other conditions are met. If such dividends do not qualify for the reduced rates, they will be taxable at regular ordinary income tax rates (at a maximum rate of 37% for individuals).
In addition, investment earnings, such as dividends and gains from the sale or exchange of our common stock will be subject to a 3.8% Medicare tax in the hands of U.S. individuals having adjusted gross income in excess of $200,000 ($250,000 in the case of joint returns) (the “Medicare Tax”). The same tax will apply in the case of certain U.S. trusts and estates.
Other Purchases
Participants who purchase common stock through voluntary payments to the plan are not treated for federal income tax purposes as recognizing income by virtue of the voluntary payment. A participant’s share of brokerage commissions paid by ALLETE, as applicable, in respect of such purchases will constitute taxable income to such participant. The tax basis of shares of common stock purchased with optional cash payments will equal the amount invested, plus the amount included in income as a result of brokerage commissions paid by ALLETE, as applicable, in respect of such purchases.
Sales
Gain or loss will be realized by a participant when whole and fractional shares are sold pursuant to the participant’s request to sell shares held in the plan and when whole shares are sold by the participant. A participant who receives on termination of participation or termination of the plan a cash adjustment for a fractional share interest will recognize gain or loss with respect to such fractional share interest. Such gain or loss will be measured by the difference between the amount the participant receives and his or her tax basis for the shares, or fraction of a share, sold. Gain from the sale of shares of common stock will normally constitute long- or short-term capital gain or loss depending on the period for which the shares were held. Note that the Medicare Tax will apply to gains from the sale of our common stock.

Cost Basis
The statements you receive from the plan administrator are your continuing record of the cost of your purchases and should be retained for tax purposes.
IRS Treasury Regulations require dividend reinvestment plan participants to reinvest at least 10 percent of all dividends (if any) paid on each share they hold in the plan in order for the participants to use the “average basis method” when determining the tax basis of any shares sold. ALLETE’s Invest Direct plan has not adopted this requirement because it would force participants to reinvest dividends. Consequently, participants will not be able to use the “average basis method” in determining the tax basis of any shares they sell under the plan. The plan has adopted the first-in, first-out (or “FIFO”) method as its default when determining the tax basis of any shares sold. Participants may designate their preference for “specific identification” cost basis at the time of the request for the sale by identifying this preference in writing to the plan administrator.
Tax Reporting
The IRS Form 1099-DIV mailed to each participant with respect to each year will report the dividend income realized by the participant during the year, including such participant’s share of brokerage fees paid by ALLETE, as applicable, in respect of reinvested dividends or optional cash investments. That income may differ from the total of the reinvested dividends. An IRS Form 1099-B will be furnished to the participant in respect of any sales of shares through the plan.
Withholding
If you fail to furnish a properly completed Form W-9, appropriate series of Form W-8, or equivalent form (as applicable), then the “backup withholding” provisions of the Internal Revenue Code may cause the plan administrator to withhold tax from any dividends or sales proceeds.
Non-U.S. Persons
A non-U.S. person (nonresident alien individual or non-U.S. entity) is generally subject to tax withholding at a 30% rate on the gross amount of certain payments of U.S. source income including dividends, unless the beneficial owner of the payment is entitled to a reduced rate of, or exemption from, withholding tax under an income tax treaty. Non-U.S. accounts may also be subject to 30% withholding on all applicable U.S. sourced income, including dividends, as required by the legislation known as the Foreign Account Tax Compliance Act (“FATCA”). Non-U.S. persons should consult with their tax advisors or counsel as to which tax certification form they are required to provide and for more specific information regarding the withholding requirements under Chapters 3 and 4 (FATCA) of the U.S. Internal Revenue Code.
* * *
The information explained above is only a summary and does not purport to be a complete description of all tax consequences of participation in the plan. The description may be affected by future legislation, IRS rulings and regulations, or court decisions, potentially with retroactive effect. Shareholders should seek advice from their independent tax advisor regarding the tax consequences of participating in the plan and of acquiring, owning, and disposing of shares.
DESCRIPTION OF COMMON STOCK
General. The following statements describing ALLETE’s common stock are not intended to be a complete description. For additional information, please see ALLETE’s Articles of Incorporation and Bylaws. Each of these documents has been previously filed with the SEC and they are exhibits to the registration statement filed with the SEC of which this prospectus is a part. Reference is also made to the laws of the State of Minnesota.
ALLETE has the following capital stock authorized by its Articles of Incorporation: 80,000,000 shares of common stock, without par value, and 3,616,000 shares of preferred stock. As of March 31, 2019, 51,624,422 shares of common stock were issued and outstanding and no shares of preferred stock were issued and outstanding.
Dividend Rights. ALLETE’s common stock is entitled to dividends only after ALLETE has provided for dividends and any sinking fund requirements on any issued and outstanding preferred stock. ALLETE’s Articles of Incorporation contain provisions which would restrict net income available for the payment of cash dividends on outstanding common stock in the event that shares of ALLETE’s preferred stock were outstanding and certain common stock equity capitalization ratios were not met.

Voting Rights (Non‑Cumulative Voting). Holders of ALLETE’s common stock are entitled to receive notice of and to vote at any meeting of shareholders. Each share of ALLETE’s common stock, as well as each share of any of ALLETE’s issued and outstanding preferred stock, is entitled to one vote. Holders of ALLETE’s common stock do not have cumulative voting rights. Each director is elected by the vote of a majority of the votes cast with respect to the director at a meeting of shareholders called for such purpose at which a quorum is present. At any such meeting for which the number of nominees (other than nominees withdrawn on or before the sixtieth (60th) day before the first anniversary of the preceding year’s annual shareholder meeting) exceeds the number of directors to be elected, directors are elected by a plurality of the votes present and entitled to vote on the election of directors. In addition, whenever dividends on any of ALLETE’s preferred stock are in default in the amount of four full quarterly payments or more, and until all the dividends in default are paid, the holders of ALLETE’s preferred stock are entitled, as one class, to elect a majority of the directors. ALLETE’s common stock, as one class, would then elect the minority.
The Articles of Incorporation include detailed procedures and other provisions relating to these rights and their termination, including:

•	quorums;

•	terms of directors elected;

•	vacancies;

•	class voting;

•	meetings; and

•	adjournments.

The Articles of Incorporation contain provisions that make it difficult to obtain control of ALLETE through transactions not having the approval of the Board of Directors. These provisions include:

•
a provision requiring the affirmative vote of 75 percent of the outstanding shares of all classes of ALLETE’s capital stock, present and entitled to vote, in order to authorize certain mergers or consolidations, or sales or leases of a significant amount of assets, of ALLETE, and other significant transactions that may have an effect on the control of ALLETE. Any of those transactions are required to meet certain “fair price” and procedural requirements. Neither a 75 percent shareholder vote nor a “fair price” is required for any of those transactions that have been approved by a majority of the “Disinterested Directors,” as that term is defined in the Articles of Incorporation;

•	a provision permitting a majority of the Disinterested Directors to determine whether the above requirements have been satisfied; and

•
a provision providing that some parts of the Articles of Incorporation cannot be altered unless approved by 75 percent of the outstanding shares of all classes of ALLETE’s capital stock, present and entitled to vote, unless the alteration is recommended to the shareholders by a majority of the Disinterested Directors. The parts of the Articles of Incorporation that cannot be altered except as stated above include some parts relating to:

◦	mergers or consolidations, or sales or leases of a significant amount of assets, of ALLETE, and other significant transactions that may have an effect on the control of ALLETE; and

◦	the number, election, terms of office and removal of directors of ALLETE and the way in which vacancies on the Board of Directors are filled.
Liquidation Rights. After ALLETE has satisfied creditors and the preferential liquidation rights of any of its outstanding preferred stock, the holders of its common stock are entitled to share ratably in the distribution of all remaining assets.
Miscellaneous. Holders of ALLETE’s common stock have no preemptive or conversion rights. ALLETE’s common stock is listed on the New York Stock Exchange. The transfer agent and registrar for ALLETE’s common stock is EQ Shareowner Services.
USE OF PROCEEDS
We will receive no proceeds from the offering of common stock through the plan unless shares of common stock are purchased directly from ALLETE. To the extent that shares are purchased directly from ALLETE, we will use the net proceeds received for general corporate purposes. We have no basis for estimating either the number of shares of common stock that may be sold under the plan, the prices at which those shares will be sold or the number of shares that will be purchased directly from ALLETE.
EXPERTS
The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10‑K for the year ended December 31, 2018, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL OPINIONS
The legality of the common stock will be passed upon for ALLETE by Margaret A. Thickens, Esq., Vice President, Chief Legal Officer and Corporate Secretary, and by Morgan, Lewis & Bockius LLP, New York, New York, counsel to ALLETE. Morgan, Lewis & Bockius LLP may rely as to all matters of Minnesota law upon the opinion of Ms. Thickens. Ms. Thickens may rely as to all matters of New York law upon the opinion of Morgan, Lewis & Bockius LLP.
As of March 31, 2019, Ms. Thickens owned 1,767.922 shares of common stock of ALLETE. Ms. Thickens is acquiring additional shares of ALLETE common stock at regular intervals as a participant in the ALLETE and Affiliated Companies Retirement Savings and Stock Ownership Plan. Under the Executive Long-Term Incentive Compensation Plan, Ms. Thickens has:

•	restricted stock units pursuant to which 279 shares of common stock (plus accrued dividend equivalents) will be distributed to Ms. Thickens after they vest (on December 31, 2019, 2020 and 2021); and

•
an award opportunity for up to 1,028 performance shares (plus accrued dividend equivalents) that will be distributed to Ms. Thickens if ALLETE attains certain performance goals for the periods January 1, 2017 through December 31, 2019, January 1, 2018 through December 31, 2020 and January 1, 2019 through December 31, 2021.

____________________________________

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement and any “free writing prospectus” we may authorize to be delivered to you. ALLETE has not authorized anyone else to provide you with additional or different information. If anyone provides you with additional or different information, you should not rely on it. ALLETE is not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that the information incorporated by reference is accurate as of any date other than the date of the document incorporated by reference.

EXHIBIT A
Investment Summary and Fees

Summary

Minimum cash investments
Minimum one-time initial purchase for new investors	$250.00
Or five minimum recurring automatic investments	$50.00
Minimum one-time initial purchase for custodial account	$50.00
Minimum one-time optional cash investment	$25.00
Minimum recurring automatic investments	$25.00
Maximum cash investment
Maximum annual investment	$500,000.00
Dividend reinvestment options
Reinvest options	Full, Partial, None

Fees

Investment fees
Initial enrollment (new investors only)	Company Paid
Dividend reinvestment	3% (not to exceed $3.00)
Check investment	$3.50
One-time automatic investment	$2.50
Recurring automatic investment	$1.50
Dividend purchase trading commission per share*	$0.06
Optional cash purchase trading commission per share*	$0.06
Sales fees
Batch Order	$15.00
Market Order	$25.00
Limit Order per transaction (Day/GTD/GTC)	$30.00
Stop Order	$30.00
Sale trading commission per share	$0.10
Direct deposit of sale proceeds	$5.00
Other fees
Certificate deposit	Company Paid
Returned check / Rejected automatic bank withdrawals	$35.00 per item
Prior year duplicate statements	$15.00 per year
* Purchase trading commissions only apply to open market purchases.

1

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14.    Other Expenses of Issuance and Distribution.
The expenses in connection with the issuance and distribution of the securities being registered are:

Filing fee for registration statement	$25,208.93
Legal and accounting fees	25,000	*
Printing (Form S-3, prospectus, etc.)	2,000	*
Listing fee	4,800
Miscellaneous	2,000	*
Total	$59,008.93
__________________
*    Estimated.
Item 15. Indemnification of Directors and Officers.
Section 302A.521 of the Minnesota Business Corporation Act generally provides for the indemnification of directors, officers or employees of a corporation made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person against judgments, penalties and fines (including attorneys’ fees and disbursements) where such person, among other things, has not been indemnified by another organization, acted in good faith, received no improper personal benefit and with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.
Article IX of the Articles of Incorporation of ALLETE contains the following provision:
No director of this Corporation shall be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty by that director as a director; provided, however, that this Article IX shall not eliminate or limit the liability of a director: (a) for any breach of the director’s duty of loyalty to this Corporation or its stockholders; (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (c) under Minnesota Statutes Section 302A.559 or 80A.23; (d) for any transaction from which the director derived an improper personal benefit; or (e) for any act or omission occurring prior to the date when this Article IX becomes effective. If, after the stockholders approve this provision, the Minnesota Business Corporation Act, Minnesota Statutes Chapter 302A, is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of this Corporation shall be deemed eliminated or limited to the fullest extent permitted by the Minnesota Business Corporation Act, as so amended. No amendment to or repeal of this Article IX shall apply to or have any affect on the liability or alleged liability of any director of this Corporation for or with respect to any acts or omissions of such director occurring prior to that amendment or repeal.
Section 13 of the Bylaws of ALLETE contains the following provisions relative to indemnification of directors and officers:
The Corporation shall reimburse or indemnify each present and future Director and officer of the Corporation (and his or her heirs, executors and administrators) for or against all expenses reasonably incurred by such Director or officer in connection with or arising out of any action, suit or proceeding in which such Director or officer may be involved by reason of being or having been a Director or officer of the Corporation. Such indemnification for reasonable expenses is to be to the fullest extent permitted by the Minnesota Business Corporation Act, Minnesota Statutes Chapter 302A. By affirmative vote of the Board of Directors or with written approval of the Chairman and Chief Executive Officer, such indemnification may be extended to include agents and employees who are not Directors or officers of the Corporation, but who would otherwise be indemnified for acts and omissions under Chapter 302A of the Minnesota Business Corporation Act, if such agent or employee were an officer of the Corporation.

Reasonable expenses may include reimbursement of attorneys’ fees and disbursements, including those incurred by a person in connection with an appearance as a witness.

Upon written request to the Corporation and approval by the Chairman and Chief Executive Officer, an agent or employee for whom indemnification has been extended, or an officer or Director may receive an advance for reasonable expenses if such agent, employee, officer or Director is made or threatened to be made a party to a proceeding involving a matter for which indemnification is believed to be available under Minnesota Statutes Chapter 302A.
The foregoing rights shall not be exclusive of other rights to which any Director or officer may otherwise be entitled and shall be available whether or not the Director or officer continues to be a Director or officer at the time of incurring such expenses and liabilities.
ALLETE has insurance covering its expenditures which might arise in connection with the lawful indemnification of its directors and officers for their liabilities and expenses, and insuring officers and directors of ALLETE against certain other liabilities and expenses.

Item 16.    Exhibits.

Exhibit Number		Description of Exhibit
*4(a)(1)	-	Articles of Incorporation, amended and restated as of May 8, 2001 (filed as Exhibit 3(b) to the March 31, 2001, Form 10‑Q, File No. 1‑3548).
*4(a)(2)	-	Amendment to Articles of Incorporation effective 12:00 p.m. Eastern Time on September 20, 2004 (filed as Exhibit 3 to the September 21, 2004, Form 8-K, File No. 1-3548).
*4(a)(3)	-	Amendment to Articles of Incorporation, dated as of May 12, 2009 (filed as Exhibit 3 to the June 30, 2009, Form 10-Q, File No. 1-3548).
*4(a)(4)	-	Amendment to Articles of Incorporation, dated as of May 11, 2010 (filed as Exhibit 3(a) to the May 14, 2010, Form 8-K, File No. 1-3548).
*4(a)(5)	-	Amendment to Certificate of Assumed Name, filed with the Minnesota Secretary of State on May 8, 2001 (filed as Exhibit 3(a) to the March 31, 2001, Form 10‑Q, File No. 1‑3548).
*4(b)	-	Bylaws, as amended effective May 11, 2010 (filed as Exhibit 3(b) to the May 14, 2010, Form 8‑K, File No. 1‑3548).
5(a)	-	Opinion and Consent, dated April 25, 2019, of Margaret A. Thickens, Esq., Vice President, Chief Legal Counsel and Corporate Secretary of ALLETE.
5(b)	-	Opinion and Consent, dated April 25, 2019, of Morgan, Lewis & Bockius LLP.
23(a)	-	Consent of Independent Registered Public Accounting Firm.
23(b)	-	Consent of Margaret A. Thickens, Esq. (included in opinion, attached hereto as Exhibit 5(a)).
23(c)	-	Consent of Morgan, Lewis & Bockius LLP (included in opinion, attached hereto as Exhibit 5(b)).
24	-	Powers of Attorney (included on the signature pages of this registration statement).
*		Incorporated herein by reference as indicated.

Item 17.    Undertakings.
The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post‑effective amendment to this registration statement:

(i)    to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)    to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post‑effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)    to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, provided, however, that subsections (i), (ii) and (iii) above do not apply if the information required to be included in a post‑effective amendment by those subsections is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post‑effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post‑effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)    each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii)    each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof, provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)    any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)    any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)    the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)    any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)
That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

POWER OF ATTORNEY
Each person whose signature appears below hereby authorizes any agent for service named in this registration statement to execute in the name of each such person, and to file with the Securities and Exchange Commission, any and all amendments, including post‑effective amendments, to this registration statement, and appoints any such agent for service as attorney‑in‑fact to sign in each such person’s behalf individually and in each capacity stated below and file any such amendments to this registration statement and ALLETE, Inc. hereby also appoints each such agent for service as its attorney‑in‑fact with like authority to sign and file any such amendments in its name and behalf.
SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, ALLETE, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Duluth, State of Minnesota, on the 25th day of April, 2019.

ALLETE, Inc.

By	/s/ Alan R. Hodnik
Alan R. Hodnik
Chairman and
Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Alan R. Hodnik	Chairman and Chief Executive Officer and Director (Principal Executive Officer)	April 23, 2019
Alan R. Hodnik
/s/ Robert J. Adams	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	April 23, 2019
Robert J. Adams
/s/ Steven W. Morris	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	April 23, 2019
Steven W. Morris

/s/ Kathryn W. Dindo	Director	April 23, 2019
Kathryn W. Dindo
/s/ Sidney W. Emery, Jr.	Director	April 23, 2019
Sidney W. Emery, Jr.
/s/ George G. Goldfarb	Director	April 23, 2019
George G. Goldfarb
/s/ James S. Haines, Jr.	Director	April 23, 2019
James S. Haines, Jr.
/s/ James J. Hoolihan	Director	April 23, 2019
James J. Hoolihan
/s/ Heidi E. Jimmerson	Director	April 23, 2019
Heidi E. Jimmerson
/s/ Madeleine W. Ludlow	Director	April 23, 2019
Madeleine W. Ludlow
/s/ Susan K. Nestegard	Director	April 23, 2019
Susan K. Nestegard
/s/ Douglas C. Neve	Director	April 23, 2019
Douglas C. Neve
/s/ Bethany M. Owen	Director	April 23, 2019
Bethany M. Owen
/s/ Robert P. Powers	Director	April 23, 2019
Robert P. Powers
/s/ Leonard C. Rodman	Director	April 23, 2019
Leonard C. Rodman